Exhibit 10.9

EXECUTION VERSION

AMENDMENT NO. 18 TO LOAN FINANCING AND SERVICING AGREEMENT, dated as of April 14, 2023 (this “Amendment”), among Specialty Credit Facility, LLC, as borrower (the “Borrower”), Specialty Credit Services, LLC, as servicer (the “Servicer”), Deutsche Bank AG, New York Branch (“DBNY”), as facility agent (in such capacity, the “Facility Agent”), and DBNY, TIAA, FSB (“TIAA”) and Customers Bank (“Customers”), as lenders (in such capacity, each a “Lender” and collectively, the “Lenders”).

WHEREAS, the Borrower, Silver Point Specialty Lending Fund, as equityholder, the Servicer, the Facility Agent, each Lender party thereto, Deutsche Bank Trust Company Americas, as administrative agent, U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as collateral agent and U.S. Bank National Association, as collateral custodian are party to the Loan Financing and Servicing Agreement, dated as of October 17, 2017 (as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the Borrower, the Servicer, the Facility Agent and the Lenders have agreed to waive certain requirements of the Loan Agreement and amend the Loan Agreement in accordance with Section 17.2 of the Loan Agreement and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement.

ARTICLE II

Waiver

SECTION 2.1 Pursuant to Section 17.2 of the Loan Agreement, each of the Facility Agent and the Lenders, on a one-time basis, hereby agrees solely with respect to the sale or distribution by the Borrower to the Equityholder or any Affiliate thereof (the “Affiliate Transferee”) of the Collateral Obligations identified on Appendix A hereto (the “Subject Collateral Obligations”):

(a) to waive the requirements of Sections 7.10(a)(i)(E) and 7.10(a)(iii)(B) of the Loan Agreement;

1

(b) that the Subject Collateral Obligations sold or distributed to the Affiliate Transferee shall not constitute an Optional Sale for the purposes of Section 7.10(a)(i)(E) of the Loan Agreement;

(c) that the Collateral Agent shall be deemed to release and transfer to the Affiliate Transferee, without recourse, representation or warranty all of the right, title and interest of the Collateral Agent for the benefit of the Secured Parties in, to and under the Subject Collateral Obligation sold or distribution, and such portion of the Collateral so transferred shall be released from the Lien of the Loan Agreement;

(d) that the sale or distribution of any Subject Collateral Obligation may be made by way of a grant by the Borrower to the Affiliate Transferee of a 100% participation interest in such Subject Collateral Obligation (subject to customary provisions regarding elevation to assignment of record); and

(e) that the Subject Collateral Obligation or the cash proceeds from the sale thereof may be forthwith distributed by the Borrower without restriction under Section 10.16 of the Loan Agreement.

ARTICLE III

Amendments to the Loan Agreement

SECTION 3.1 As of the date of this Amendment, the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan Agreement attached as Appendix B hereto.

ARTICLE IV

Conditions to Effectiveness

SECTION 4.1. This Amendment shall become effective as of the date first written above upon the satisfaction of the following conditions:

(a) the execution and delivery of this Amendment by each party hereto;

(b) the Facility Agent’s receipt of (i) a legal opinion of Freshfields Bruckhaus Deringer US LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Facility Agent covering such matters as the Facility Agent may reasonably request, (ii) a good standing certificate for the Borrower issued by the applicable Official Body of its jurisdiction of organization and (iii) a copy of the resolutions of the board of managers of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

2

(c) the Facility Agent’s receipt of a redacted copy of the Equityholder’s Third Amended and Restated Investment Advisory Agreement and Amended and Restated Shareholder Agreement; and

(d) all fees (including reasonable and documented fees, disbursements and other charges of counsel) due to the Lenders on or prior to the effective date of this Amendment have been paid in full.

ARTICLE V

Representations and Warranties

SECTION 5.1. The Borrower hereby represents and warrants to the Facility Agent and the Lenders that, as of the date first written above, (i) no Event of Default, Unmatured Event of Default, Servicer Default or Unmatured Servicer Default has occurred and is continuing, (ii) the representations and warranties of the Borrower contained in the Loan Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date) and (iii) the documents provided pursuant to clause (c) of Section 4.1 above reflect the terms applicable to all of the Equityholder’s shareholders.

ARTICLE VI

Miscellaneous

SECTION 6.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.3. Ratification. Except as expressly amended and waived hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

SECTION 6.4. Counterparts; Electronic Execution. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. The parties agree that this Amendment may be executed and delivered by electronic signatures and that the electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

3

SECTION 6.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow]

4

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPECIALTY CREDIT FACILITY, LLC, as Borrower

By:	/s/ Jesse Dorigo
	Name:	Jesse Dorigo
	Title:	Authorized Signatory

[Signature Page to Amendment No. 18 to LFSA]

SPECIALTY CREDIT SERVICES, LLC, as Servicer

By:	/s/ Jesse Dorigo
	Name:	Jesse Dorigo
	Title:	Authorized Signatory

[Signature Page to Amendment No. 18 to LFSA]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent and as a Dollar Lender, as a Euro Lender, as a GBP Lender and as a CAD Lender

By:	/s/ Amit Patel
	Name:	Amit Patel
	Title:	Managing Director

By:	/s/ Peter Sabino
	Name:	Peter Sabino
	Title:	Director

[Signature Page to Amendment No. 18 to LFSA]

TIAA, FSB, as a Dollar Lender

By:	Martin O’Brien
	Name:	Martin O’Brien
	Title:	Director

[Signature Page to Amendment No. 18 to LFSA]

CUSTOMERS BANK, as a Dollar Lender

By:	/s/ Lyle P. Cunningham
	Name:	Lyle P. Cunningham
	Title:	Executive Vice President

[Signature Page to Amendment No. 18 to LFSA]

APPENDIX A

			204,904,914.18	201,851,374.93	3,053,539.25	80,630,832.10	78,084,626.35	2,546,205.76	124,274,082.08	123,766,748.58	507,333.49

			Current SCF I DB ABL Holds			Proposed Transfer Amounts			Remaining DB Hold

SY ID	Issuer	Security	Commitment	Outstanding	Unfunded	Commitment	Outstanding	Unfunded	Commitment	Outstanding	Unfunded

10030314	8800 Austin, LLC and 8900 Austin, LLC	AUSTIN MULTIFAMILY DDTL	15,000,000.00	12,453,794.21	2,546,205.79	15,000,000.00	12,453,794.21	2,546,205.79	—	—	—
10031022	Accurate Background LLC	ACCURATE BACKGROUND 1ST LIEN TL	6,562,268.62	6,562,268.62	—	3,000,000.00	3,000,000.00	—	3,562,268.62	3,562,268.62	—
10032925	Accurate Background LLC	ACCURATE BACKGROUND ADD-ON TL	3,291,705.09	3,291,705.09	—	1,500,000.00	1,500,000.00	—	1,791,705.09	1,791,705.09	—
10029946	Alpine US Bidco LLC	ASPIRE BAKERIES 2ND LIEN TL	6,799,050.65	6,799,050.65	—	1,000,000.00	1,000,000.00	—	5,799,050.65	5,799,050.65	—
10029945	Alpine US Bidco LLC	ASPIRE BAKERIES 1ST LIEN TL	407,846.22	407,846.22	—	—	—	—	407,846.22	407,846.22	—
10031212	Amerijet Holdings Inc	AMERIJET HOLDINGS 1ST LIEN TL	6,490,433.13	6,490,433.13	—	1,500,000.00	1,500,000.00	—	4,990,433.13	4,990,433.13	—
10032267	Aprimo Inc	APRIMO INC 1ST LIEN TERM LOAN	2,204,955.90	2,204,955.90	—	—	—	—	2,204,955.90	2,204,955.90	—
10029830	Barracuda Dental LLC	BARRACUDA DENTAL NEW DDTL 4.1.21	854,973.79	854,973.82	(0.03)	854,973.79	854,973.82	(00.3)	—	—	—
10029828	Barracuda Dental LLC	BARRACUDA DENTAL INCR TL 4.1.21	1,281,344.64	1,281,344.64	—	1,281,344.64	1,281,344.64	—	—	—	—
10032223	Barracuda Dental LLC	BARRACUDA DENTAL DDTL (NDX) 10.26	4,808,176.88	4,808,176.88	—	4,808,176.88	4,808,176.88	—	—	—	—
10029508	Circle Graphics Purchaser Corporation	CIRCLE GRAPHICS CLOSING DATE TL	4,701,343.83	4,701,343.83	—	4,701,343.83	4,701,343.83	—	—	—	—
10029510	Circle Graphics Purchaser Corporation	CIRCLE GRAPHICS A2 TL	845,218.80	845,218.80	—	845,218.80	845,218.80	—	—	—	—
10029509	Circle Graphics Purchaser Corporation	CIRCLE GRAPHICS Al TL	1,811,183.15	1,811,183.15	—	1,811,183.15	1,811,183.15	—	—	—	—
10029511	Circle Graphics Purchaser Corporation	CIRCLE GRAPHICS 4TH AMENDMENT TL	1,944,894.65	1,944,894.65	—	1,944,894.65	1,944,894.65	—	—	—	—
10030454	Circle Graphics Purchaser Corporation	CIRCLE GRAPHICS INCR TL 7.12.21	2,858,696.37	2,858,696.37	—	2,858,696.37	2,858,696.37	—	—	—	—
10034572	Coupa Holdings LLC	COUPA HOLDINGS 1L TL	10,351,153.69	10,351,153.69	—	—	—	—	10,351,153.69	10,351,153.69	—
10029079	DMT Solutions Global Corp (dba Bluecrest)	DMT SOLUTIONS 2020 1ST LIEN INCR TL B2	2,523,497.39	2,523,497.39	—	—	—	—	2,523,497.39	2,523,497.39	—
10031699	Evolution Well Services Holdings LLC	EVOLUTION WELL SERVICES 1ST LIEN TL	12,313,429.31	12,313,429.31	—	3,100,000.00	3,100,000.00	—	9,213,429.31	9,213,429.31	—
10033604	Grindr Capital LLC (fka San Vicente Capital LLC)	GRINDR 2022-1 SUPPLEMENTAL DDTL	6,340,791.17	6,340,791.17	—	5,000,000.00	5,000,000.00	—	1,340,791.17	1,340,791.17	—
10026372	Heligear Acquisition Co	HELIGEAR ACQUISITION CO 1L TL	15,788,011.60	15,788,011.60	—	7,500,000.00	7,500,000.00	—	8,288,011.60	8,288,011.60	—
10031106	Inotiv Inc	INOTIV INC 1ST LIEN TL	4,404,879.82	4,404,879.82	—	—	—	—	4,404,879.82	4,404,879.82	—
10034068	iPark Riverdale (aka Rising Ground Yonkers)	IPARK RIVERDALE DDTL	6,526,401.00	6,153,767.90	372,633.10	—	—	—	6,526,401.00	6,153,767.90	372,633.10
10031152	Kleinfelder Group Inc	KLEINFELDER GROUP ADD-ON TL 11.15.21	1,519,672.28	1,519,672.28	—	—	—	—	1,519,672.28	1,519,672.28	—
10030542	LAC Acquisition LLC d/b/a Lighthouse Autism Center	LIGHTHOUSE AUTISM CTR TL 7.23.21	8,997,973.38	8,997,973.38	—	5,000,000.00	5,000,000.00	—	3,997,973.38	3,997,973.38	—
10033744	LeVecke Real Estate Holdings, LLC	LEVECKE REAL ESTATE 1L DDTL	4,568,481.00	4,433,780.61	134,700.39	—	—	—	4,568,481.00	4,433,780.61	134,700.39
10029958	LMG Holdings Inc	LMG HOLDINGS INITIAL TL 4.30.21	2,321,632.10	2,321,632.10	—	—	—	—	2,321,632.10	2,321,632.10	—
10030388	Mad Engine Global LLC	MAD ENGINE 1ST LIEN TL B	1,925,000.00	1,925,000.00	—	1,925,000.00	1,925,000.00	—	—	—	—
10032416	Mallinckrodt International Finance S.A.	MALLINCKRODT INTL TL B EXIT	11,593,902.88	11,593,902.88	—	2,000,000.00	2,000,000.00	—	9,593,902.88	9,593,902.88	—
10025640	Nine West Holdings Inc	NINE WEST HLDG 1L EXIT TL	2,362,839.48	2,362,839.48	—	—	—	—	2,362,839.48	2,362,839.48	—
10031243	OLA Netherlands BV (aka Olacabs / ANI Tech)	ANI TECHNOLOGIES (OLA) 1ST LIEN TL	4,131,256.41	4,131,256.41	—	—	—	—	4,131,256.41	4,131,256.41	—
10030186	Oravel Stays Singapore Pte Ltd	OYO HOTELS (ORAVEL) 1ST LIEN TL B	4,912,500.00	4,912,500.00	—	—	—	—	4,912,500.00	4,912,500.00	—
10029074	Paperworks Industries, Inc.	PAPERWORKS INDUSTRIES TL 12.20	7,504,048.59	7,504,048.59	—	2,500,000.00	2,500,000.00	—	5,004,048.59	5,004,048.59	—
10032222	Peloton Interactive Inc	PELOTON INTERACTIVE 1ST LIEN TL	371,300.47	371,300.47	—	—	—	—	371,300.47	371,300.47	—
10031124	Pines Merger Sub, Inc. / TMC Merger Sub, Inc.	TOPS MARKETS 1ST LIEN TL 11.8.21	772,641.51	772,641.51	—	—	—	—	772,641.51	772,641.51	—
10032192	Spectrum Group Buyer Inc (Pixelle)	PIXELLE INTL 1ST LIEN TL B	12,640,000.00	12,640,000.00	—	5,300,000.00	5,300,000.00	—	7,340,000.00	7,340,000.00	—
10029243	Speedstar Holding LLC	SPEEDSTAR HOLDING TL 1.21	9,606,747.87	9,606,747.87	—	2,200,000.00	2,200,000.00	—	7,406,747.87	7,406,747.87	—
10028632	Telestream Holdings Corp	TELESTREAM HOLDINGS TL 10.20	3,592,288.33	3,592,288.33	—	—	—	—	3,592,288.33	3,592,288.33	—
10030088	Washington Inventory Service	WIS INTERNATIONAL 1ST LIEN TL	9,974,374.18	9,974,374.18	—	5,000,000.00	5,000,000.00	—	4,974,374.18	4,974,374.18	—

APPENDIX B

EXECUTION VERSION

Conformed through Amendment No. ~~17~~18, dated as of ~~October 6~~April 14, ~~2022~~2023

LOAN FINANCING AND SERVICING AGREEMENT

dated as of October 17, 2017

SPECIALTY CREDIT FACILITY, LLC,

as Borrower

SPECIALTY CREDIT SERVICES, LLC,

as Servicer

SILVER POINT SPECIALTY LENDING FUND,

as Equityholder

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Facility Agent

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Custodian

“Account” means the Unfunded Exposure Account, the Principal Collection Account and the Interest Collection Account, together with any sub-accounts thereof deemed appropriate or necessary by the Securities Intermediary, for convenience in administering such accounts.

“Account Collateral” has the meaning set forth in Section 12.1(d).

“Account Control Agreement” means the Securities Account Control Agreement, dated as of the Effective Date, by and among the Borrower, as pledgor, the Collateral Agent on behalf of the Secured Parties, as secured party, and the Collateral Custodian, as Securities Intermediary.

“Accrual Period” means, with respect to any Distribution Date, the period from and including the Determination Date for the immediately prior Distribution Date (or, in the case of the first Distribution Date following the Fifteenth Amendment Effective Date, from and including the Distribution Date immediately preceding the Fifteenth Amendment Effective Date) through and including the day preceding the Determination Date for such Distribution Date.

“Adjusted Aggregate Eligible Collateral Obligation Balance” means, as of any date, the Aggregate Eligible Collateral Obligation Amount minus the Excess Concentration Amount on such date.

“Administrative Agent” has the meaning set forth in the Preamble.

“Administrative Agent Fees and Expenses” means the fees, costs and expenses due at such time (if any) to the Administrative Agent under the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” means that certain letter agreement among the Administrative Agent and the Borrower, dated December 13, 2021.

“Advance” has the meaning set forth in Section 2.1(a).

“Advance Date” has the meaning set forth in Section 2.1(a).

“Advance Rate” means,

(x) with respect to any Eligible Collateral Obligation (other than a single-purpose real estate based loan) on any date of determination (a) that is a First Out Loan with an attaching Leverage Multiple of 0 and a detaching Leverage Multiple of less than 2.5x, 70.0%, (b) that is any other First Out Loan, a First Lien Loan or a Senior Secured Bond, 65.0%, (c) that is a Multiple of Recurring Revenue Loan, 57.5%, (d) that is a FILO Loan with an attaching Leverage Multiple (i) exceeding 1.0x and equal to or less than 1.5x, 55.0%, (ii) exceeding 1.5x and equal to or less than 2.0x, 50.0%, and (iii) exceeding 2.0x and equal to or less than 2.5x, 45.0%, (e) that is a Broadly Syndicated Second Lien Loan, 40.0%, (f) that is any other Loan or Bond (other than an Unsecured Bond), 35.0%, and (g) that is an Unsecured Bond, 20.0%; and

(y) with respect to any Eligible Collateral Obligation that is a single-purpose real estate based loan on any date of determination, ~~(a)~~ that is a First Lien Loan or a Senior Secured Bond, 55.0%~~, (b) that is a Broadly Syndicated Second Lien Loan, 25.0% or (c) that is any other Loan or Bond, 20.0% (or another percentage, as determined by Facility Agent and set forth on the related Approval Notice)~~;

provided that a Participation Interest in any of the foregoing types of Collateral Obligations shall have the same Advance Rate as the underlying Collateral Obligation.

“Advance Request” has the meaning set forth in Section 2.2(a).

“Advances Outstanding” means, on any date, the sum of (a) the aggregate principal amount of all Dollar Advances outstanding on such date plus (b) the equivalent in Dollars of the aggregate principal amount of all Euro Advances outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (c) the equivalent in Dollars of the aggregate principal amount of all GBP Advances outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (d) the equivalent in Dollars of the aggregate principal amount of all CAD Advances outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate, in each case after giving effect to all repayments of Advances and the making of new Advances on such date.

“Adverse Claim” means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” has the meaning set forth in Section 5.1.

“Affiliate” of any Person means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). For the purposes of this definition, “Control” shall mean the possession, directly or indirectly (including through affiliated entities), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, provision of management or investment advisory services, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Agent Clearing Account” means any account owned and maintained by a Silver Point Facility Agent, in its capacity as an agent under the Underlying Instrument into which, among other things, proceeds of any Collateral Obligation held by the Borrower are paid to such Silver Point Facility Agent for account of the Borrower in accordance with the terms of the relevant Underlying Instrument.

“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.

“Aggregate Funded Spread” means, as of any date of determination, the sum of: (a) in the case of each Eligible Collateral Obligation (including, for any Deferrable Collateral Obligation, only the required current cash pay interest thereon) that bears interest at a spread over a floating income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date).

“Anti-Bribery and Corruption Laws” has the meaning set forth in Section 9.31(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 9.30(b).

“Applicable Banking Law” means, for any Person, all existing and future laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to anti-bribery and corruption, the funding of terrorist activities and money laundering, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, other applicable anti-bribery and corruption legislation, and Section 326 of the USA Patriot Act.

“Applicable Conversion Rate” means, with respect to Euros, GBP or CAD (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Servicer through customary banking channels, including the Collateral Agent’s own banking facilities or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Exchange Rate” means with respect to any Collateral Obligation denominated and payable in Euros, GBPs or CADs on any day, the lesser of (a) the applicable currency Dollar spot rate used by the Borrower (as determined by the Servicer) to acquire such currency on the related Cut-Off Date and (b) the Applicable Conversion Rate for such currency.

“Applicable Interest Rate” means (a) with respect to any Collateral Obligation or any Advance denominated in CAD, the CDOR Rate, (b) with respect to any Collateral Obligation or any Advance denominated in Euros, the EURIBOR Rate, (c) with respect to any Collateral Obligation or any Advance denominated in GBP, the sum of (i) Daily Simple SONIA and (ii) the SONIA Adjustment and (d) with respect to any other Collateral Obligation or any other Advance, Term SOFR.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) during the Revolving Period, ~~2.45~~2.85% per annum and (ii) after the Revolving Period, ~~2.70~~3.35% per annum; provided that, during any period while an Event of Default has occurred and is continuing, the Applicable Margin otherwise in effect shall be increased by the addition thereto of 2.00% per annum.

“Appraised Value” means, with respect to any Asset Based Obligation, the most recently calculated appraised value of the pro rata portion of the underlying collateral securing such Collateral Obligation as determined by an Approved Valuation Firm.

“Approval Notice” means an electronic notice containing the information from Exhibit C-6 and that provides the approval of the Facility Agent, in its sole discretion, to the acquisition (or incremental pledge) of one or more Collateral Obligations.

“Approved Broker Dealer” means (a) each of the following entities: Bank of America, NA, The Bank of Montreal, The Bank of New York Mellon, N.A., The Bank of Nova Scotia, Barclays Bank plc, BNP Paribas, BTIG, LLC, Cantor Fitzgerald & Co., Citibank, N.A., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co., HSBC Bank plc, Imperial Capital LLC, Jefferies & Co., Inc., JPMorgan Chase Bank, N.A., Key Bank, N.A., Macquarie Bank, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Bank, Morgan Stanley & Co., Natixis, Nomura Securities International, Inc., Oppenheimer & Co. Inc., PNC Bank, Royal Bank of Canada, The Royal Bank of Scotland plc, Seaport Securities Corporation, Societe Generale, Stifel, Nicolaus & Co. Inc., SunTrust Bank, The Toronto-Dominion Bank, UBS AG, U.S. Bank, National Association and Wells Fargo Bank, National Association (or, in each case, its principal broker-dealer affiliate); and (b) any other dealer of recognized standing approved by the Facility Agent in its reasonable discretion at the request of the Servicer.

“Approved Valuation Firm” means, with respect to any Collateral Obligation, any valuation firm either (a) specified on the related Asset Approval Request and approved on the related Approval Notice or Reinvestment Request or (b) otherwise approved in writing by the Facility Agent in its sole discretion.

“Article 7 Transparency and Reporting Requirements” means the information, documentation, reporting and notification requirements set out in Article 7(1) of the EU Securitization Regulation, together with any relevant regulations and technical standards adopted by the European Commission in relation thereto and, in each case relevant guidance published in relation thereto as may be effective from time to time.

“Asset Approval Request” means an electronic notice to the Facility Agent in the form of an email that (a) either (i) is substantially in the form of Exhibit C-3 or (ii) notifies the Facility Agent that the information required by Exhibit C-3 has been posted to the relevant data site and (b) requests the approval of the Facility Agent, in its sole discretion, of one or more Collateral Obligations.

“Asset Based Obligation” means any Loan or Bond where (i) the underwriting of such Loan or Bond was based primarily on the appraised value of the assets securing such Loan or Bond and (ii) advances in respect of such Loan are governed by a borrowing base relating to the assets securing such Loan or Bond.

“Assigned Participation Interest” means a Participation Interest acquired under the Master Participation Agreement.

“Average Life” means, as of any day with respect to any Collateral Obligation, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded up to the nearest one hundredth thereof) from such day to the respective dates of each successive Scheduled Collateral Obligation Payment of principal on such Collateral Obligation (assuming, for purposes of this definition, the full exercise of any option to extend the maturity date or

“Equityholder Acquired Collateral Obligation” means a Collateral Obligation that the Equityholder purchased from a third party for its own account, which the Equityholder held and was exposed to the credit risk of such Collateral Obligation for at least 15 Business Days prior to selling or transferring the Collateral Obligation to the Borrower.

“ Equityholder Collateral Obligation” means an Equityholder Acquired Collateral Obligation or an Equityholder Originated Collateral Obligation.

“ Equityholder Originated Collateral Obligation” means a Collateral Obligation with respect to which the Equityholder itself or through related entities (including without limitation the Borrower), directly or indirectly, was involved in the Underlying Instrument which created such Collateral Obligation.

“Equity Security” means any asset that is not (i) a type of Collateral Obligation having a positive Advance Rate as set forth in the definition of “Advance Rate” or (ii) a Permitted Investment.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, including all regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, for purposes of Title IV of ERISA, is a member of the Borrower’s “controlled group” or is under “common control” with the Borrower, within the meaning of Section 414 of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 14.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 14.14(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 14.14(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 14.14(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Risk Retention Requirement” means the risk retention requirement under Article 6(1) of the EU Securitization Regulation.

“EU Securitization Regulation” means Regulation (EU) 2017/2402 (as amended by Regulation (EU) 2021/557) and, except as otherwise stated, means such Regulation as further amended from time to time.

“EU Securitization Rules “ means (a) the EU Securitization Regulation; (b) any relevant regulatory and/or implementing technical standards adopted by the European Commission in relation thereto, any relevant regulatory and/or implementing technical standards applicable in relation thereto pursuant to any transitional arrangements made pursuant to the EU Securitization Regulation, and, in each case, any ~~relevant~~official guidance published by the European Banking Authority, the European Securities and Markets Authority, the European Insurance and Occupational Pensions Authority (or, in either case, any predecessor or successor authority) or by the European Commission ~~in force on the Twelfth Amendment Effective Date; and (c) each amendment or modification thereto approved by the parties hereto for purposes of this definition, each to the extent legally binding in the Member State of a Lender and~~, in each case as ~~determined or imposed by any regulatory body having supervisory authority over any Lender~~amended and in effect from time to time.

“EURIBOR Rate” means, with respect to any Accrual Period, the greater of (a) 0.25% and (b) the rate per annum shown by the Reuters Screen (or any applicable successor page) that displays an average European Money Markets Institute Settlement Rate for deposits in Euros for a period equal to such Accrual Period as of 11:00 a.m., Brussels time, two Business Days prior to the first day of such Accrual Period; provided, that in the event no such rate is shown, the EURIBOR Rate shall be the rate per annum based on the rates at which Euro deposits for a period equal to such Accrual Period are displayed on page “EURIBOR” of the Reuters Screen (or any applicable successor page) for the purpose of displaying Euro interbank offered rates of major banks as of 11:00 a.m., Brussels time, two Business Days prior to the first day of such Accrual Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the EURIBOR Rate shall be a rate per annum at which deposits in Euros are offered by the principal office of the Facility Agent in Brussels, Belgium to prime banks in the euro interbank market at 11:00 a.m. (Brussels time) two Business Days before the first day of such Accrual Period for delivery on such first day and for a period equal to such Accrual Period.

“Euro”, “Euros”, “euro” and “€” mean the lawful currency of the Member States of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time; provided, that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), such term shall mean the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Euro Advance” means each Advance made in Euros.

“Euro Lender “ means the Persons executing this Agreement (or an assignment hereof or a Joinder Agreement in accordance with Article XV) in the capacity of a “Euro Lender”.

“Event of Default” means any of the events described in Section 13.1.

“Excess Concentration Amount” means, as of the most recent Measurement Date (and after giving effect to all Eligible Collateral Obligations to be purchased or sold by the Borrower on such date), the sum, without duplication, of the following amounts:

all Collateral Obligations with an Obligor (other than the Obligor specified in clauses (i), (ii) and (iii)) in any Moody’s Industry Classification in excess of all other Moody’s Industry Classifications may be up to 12.5% of the Excess Concentration Measure;

(d) the excess, if any, of the sum of the Principal Balances of all Fixed Rate Collateral Obligations that are not subject to a qualifying Hedging Agreement pursuant to Section 10.6 over 10% of the Excess Concentration Measure;

(e) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that (i) are Deferrable Collateral Obligations and (ii) provide for current cash pay interest of less than the Applicable Interest Rate plus 5% (or 5% for Fixed Rate Collateral Obligations) over 10% of the Excess Concentration Measure; provided, that no more than 5% of the Excess Concentration measure can consist of Deferrable Collateral Obligations that provide for current cash pay interest of less than the Applicable Interest Rate plus 2% (or 2% for Fixed Rate Collateral Obligations);

(f) the excess, if any, of the sum of (i) the Principal Balances of all Collateral Obligations that are Revolving Loans plus (ii) the Aggregate Unfunded Amount of all other Variable Funding Assets over 10% of the Excess Concentration Measure;

(g) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are DIP Loans over ~~15~~10% of the Excess Concentration Measure;

(h) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Participation Interests (excluding Assigned Participation Interests for up to fifteen (15) Business Days immediately following the Effective Date) over 5% of the Excess Concentration Measure;

(i) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are not Asset Based Obligations, Multiple of Recurring Revenue Loans or single-purpose real estate based loan, with respect to which EBITDA for the prior twelve calendar months of the related Obligor is less than $10,000,000 (or, for any Collateral Obligation denominated in an Eligible Currency other than Dollars, the equivalent thereof as determined by the Servicer using the Applicable Conversion Rate) over 10% of the Excess Concentration Measure;

(j) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations (other than Multiple of Recurring Revenue Loans) with respect to which the Leverage Multiple is greater than or equal to 6.00x over 20% of the Excess Concentration Measure;

(k) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are denominated in Eligible Currencies other than Dollars or CAD over 10% of the Excess Concentration Measure;

(l) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are denominated in CAD over 10% of the Excess Concentration Measure;

(m) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that have principal Obligors Domiciled Eligible Jurisdictions other than the United States over 25% of the Excess Concentration Measure;

(n) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that have a term to stated maturity in excess of seven years over 10% of the Excess Concentration Measure;

(o) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are single-purpose real estate based loans over ~~17.5~~20.0% of the Excess Concentration Measure~~; provided, that no more than 2.5% of the Excess Concentration Measure can consist of such single-purpose real estate based loans that are not First Lien Real Estate Loans~~; ~~and~~

(r) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Multiple of Recurring Revenue Loans over 15% of the Excess Concentration Measure;

(s) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are in the Permitted Gaming Industry over 7.5% of the Excess Concentration Measure; and

(t) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are in the defense industry (other than a Prohibited Defense Asset) over 7.5% of the Excess Concentration Measure.

“Excess Concentration Measure” means (i) prior to the end of the Ramp-up Period, the Target Portfolio Amount and (ii) thereafter, the sum of (i) the Principal Balances for all Eligible Collateral Obligations plus (ii) all amounts on deposit in the Principal Collection Account plus (iii) all amount on deposit in the Unfunded Exposure Account.

“Excluded Amounts” means, as of any date of determination, (i) any amount deposited into the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale) and (vi) the transaction fee paid to the CLO Issuer as consideration for the issuance of the CLO Securities in an amount not to exceed $250, and the account in which such funds are credited or deposited and any interest thereon.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Officer” means, with respect to the Borrower, the Servicer or the Equityholder, the Chief Executive Officer, the Chief Operating Officer of such Person or any other Person included on the incumbency certificate of the Borrower, Servicer or Equityholder, as applicable, delivered pursuant to Section 6.1(g) and, with respect to any other Person, the President, Chief Financial Officer or any Vice President.

“Facility Agent” has the meaning set forth in the Preamble.

“Facility Amount” means (a) prior to the end of the Revolving Period, $~~200,000,000~~100,000,000 , unless this amount is permanently reduced pursuant to Section 2.5 or increased pursuant to Section 2.8, in which event it means such lower or higher amount and (b) from and after the end of the Revolving Period, the Advances outstanding.

“Facility Termination Date” means the earliest of (i) the date that is three years after the last day of the Revolving Period, (ii) the date on which the term of the Equityholder’s existence ends, (iii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2 and (iv) the last day of the term of the Equityholder under its Constituent Documents.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any period, the greater of (a) 0.0% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the

“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Base Rate for such Accrual Period and such Lender.

“Investment Manager” has the meaning set forth in Section 10.22(c).

             ~~“IPO Date” means the date on which all or part of the ownership interest in the Equityholder becomes publicly quoted, traded or listed on an exchange or quotation system.~~

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement among the Borrower, a Lender and the Facility Agent in the form of Exhibit E to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Effective Date, as contemplated by the terms of this Agreement, a copy of which shall be delivered to the Collateral Agent, the Administrative Agent and the Servicer.

“Lender” means the Person(s) executing this Agreement (or an assignment hereof or a Joinder Agreement in accordance with Article XV) in the capacity of a “Lender” in accordance with the terms of this Agreement and, as the context may require, each Dollar Lender, each Euro Lender, each CAD Lender and each GBP Lender.

“Lender Allocation Percentage” means (i) if the Effective Advance Rate is equal to or greater than 65%, 60%, (ii) if the Effective Advance Rate is equal to or greater than 55% but less than 65%, 50%, (iii) if the Effective Advance Rate is equal to or greater than 45% but less than 55%, 40% and (iv) if the Effective Advance Rate is less than 45%, 35%; provided that, after the end of the Revolving Period, during the period in which the Minimum Equity Test is not satisfied as of any date of determination, the Lender Allocation Percentage shall be 100%; provided, further, that, during the continuation of an Event of Default, the Lender Allocation Percentage will be 100%.

“Leverage Multiple” means, with respect to any Collateral Obligation for the most recent relevant period of time for which the Borrower has received the financial statements of the relevant Obligor, the ratio of (i) Indebtedness of the relevant Obligor and its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) (other than Indebtedness that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor and its subsidiaries held by the Borrower) less unrestricted cash of the relevant Obligor and its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) to (ii)(x) if such Collateral Obligation is a Multiple of Recurring Revenue Loan, Revenue of such Obligor or (y) otherwise, EBITDA of such Obligor.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including Tax liens, mechanics’ liens and any liens that attach by operation of law.

“Maximum Availability” means, as of any date of determination, the difference of (i) the Facility Amount minus (ii) the balance of all unfunded Advances approved but not yet funded minus (iii) the Aggregate Unfunded Amount plus (iv) the equivalent in Dollars of the amount on deposit in the Unfunded Exposure Account (as determined by the Servicer using the Applicable Conversion Rate).

“Maximum Portfolio Advance Rate” means (a) if the Diversity Score is less than 5, 0%, (b) if the Diversity Score is at least 5 but less than 6, 35%, (c) if the Diversity Score is at least 6 but less than 10, 45%, (d) if the Diversity Score is at least 10 but less than 12, 50%, (e) if the Diversity Score is at least 12 but less than 15, 57.5% and (f) if the Diversity Score is at least 15, 60%; provided that, if the Diversity Score is less than 6 after the two-month anniversary of the Effective Date, the Maximum Portfolio Advance Rate shall be 0%.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Collateral Obligations included in the Collateral is less than or equal to 5 years.

“Measurement Date” means each of the following, as applicable: (i) the Effective Date; (ii) each Determination Date; (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) the date that the Servicer has actual knowledge of the occurrence of any Revaluation Event with respect to any Collateral Obligation; (vi) the date of any optional repurchase or substitution pursuant to Section 7.11; (vii) any date on which the Facility Agent requests an updated Borrowing Base (not to exceed more than once per week) within one week after the Facility Agent has notified the Borrower of any amendment to the Discount Factor of any Collateral Obligation; (viii) the last date of the Revolving Period; (ix) the date of any Optional Sale; and (x) the date of the CLO Takeout.

“Minimum Diversification Condition” means a test that will be satisfied on any date of determination if (i) the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than (x) 5, during the first two (2) months after the Effective Date or (y) thereafter, 6 and (ii) the Minimum Equity Test is satisfied.

“Minimum Diversification Cure Period” means the period beginning on but excluding the date of the failure to satisfy the Minimum Diversification Condition and ending on and including three (3) consecutive Business Days after the date of such failure.

“Minimum Diversity Test” means a test that will be satisfied on any date of determination if the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than (x) 5, during the first two (2) months after the Effective Date and (y) 10, thereafter.

“Minimum Equity Test” means a test that will be satisfied on any date of determination if the Effective Equity is at least equal to the greater of:

(a)	$~~50,000,000~~25,000,000 ; and

“Participation Interest” means a participation interest in a loan that would, at the time of acquisition or the Borrower’s commitment to acquire the same, satisfy each of the following criteria: (i) such participation would constitute an Eligible Collateral Obligation were it acquired directly, (ii) the seller of the participation is the lender on the subject loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition, and (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation.

“Payment Recipient” has the meaning assigned to it in Section 14.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Gaming Industry” means an industry in respect of which the following conditions must be satisfied:

(a) the Obligor or any of its Affiliates hold the required licenses for the jurisdiction and are in compliance with the applicable local gaming, betting and gambling legislation and regulation; and

(b) the Obligor or any of its Affiliates have satisfactory anti-financial crime policies (including anti-money laundering and anti-bribery and corruption) in place which satisfy the applicable policies of the Servicer.

“Permitted Investment” means, at any time:

(a) direct interest-bearing obligations of, and interest-bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b) demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, the Administrative Agent or Facility Agent or any agent thereof acting in its commercial capacity); provided, that the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s;

(c) commercial paper that (i) is payable in Dollars and (ii) is rated at least “A-1” by Standard & Poor’s and “P-1” by Moody’s; or

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to (a) the Servicer or the Borrower, its Chief Executive Officer, Chief Operating Officer, or any other officer or employee of the Servicer or the Borrower directly responsible for the administration or collection of the Collateral Obligations, (b) the Collateral Agent or Collateral Custodian, any officer within the Corporate Trust Office, including any director, vice president, assistant vice president or associate having direct responsibility for the administration of this Agreement, who at the time shall be such officers, respectively, or to whom any matter is referred because of his or her knowledge of and familiarity with the particular subject, (c) the Administrative Agent, any officer, director, managing director, vice president, assistant vice president or associate having direct responsibility for the administration of this Agreement, or (d) any other Person, the President, any Vice-President or Assistant Vice-President or the Controller of such Person, or any other officer or employee who is responsible for the administration of this Agreement.

“Restricted Information” has the meaning set forth in Section 10.22(a).

“Retained Economic Interest” has the meaning set forth in Section 10.22(a).

“Retained Interest” means, with respect to any Collateral Obligation included in the Collateral, (a) such obligations to provide additional funding with respect to such Collateral Obligation that have been retained by the other lender(s) of such Collateral Obligation, (b) all of the rights and obligations, if any, of the agent(s) under the Underlying Instruments, (c) any unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, and (d) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.

~~“Retention Holder Acquired Collateral Obligation” means a Collateral Obligation that the Equityholder purchased from a third party for its own account, which the Equityholder held and was exposed to the credit risk of such Collateral Obligation for at least 15 Business Days prior to selling or transferring the Collateral Obligation to the Borrower.~~

~~“Retention Holder Collateral Obligation” means a Retention Holder Acquired Collateral Obligation or a Retention Holder Originated Collateral Obligation.~~

~~“Retention Holder Originated Collateral Obligation” means a Collateral Obligation with respect to which the Equityholder itself or through related entities (including without limitation the Borrower), directly or indirectly, was involved in the Underlying Instrument which created such Collateral Obligation.~~

“Revaluation Event” means each occurrence of any of the following with respect to any Collateral Obligation during the time such Collateral Obligation is Collateral:

(a) such Collateral Obligation becomes a Defaulted Collateral Obligation;

(k) the Borrower sells or otherwise disposes of a portion of such Collateral Obligation (x) during the Revolving Period at a price (as a percentage of par) which is 10 percentage points less than the product of (i) the currently assigned Discount Factor multiplied by (ii) the Purchase Price and (y) otherwise, at a price (as a percentage of par) less than the product of (i) the currently assigned Discount Factor multiplied by (ii) the Purchase Price;

(l) with respect to any single-purpose real estate based loan, as set forth by the Facility Agent in its sole discretion on the related Approval Notice; or

(m) with respect to any Multiple of Recurring Revenue Loan, (i) the Leverage Multiple with respect to such Collateral Obligation increases either (x) by 20% of the Original Leverage Multiple with respect to such Collateral Obligation or (y) above 3.00x, (ii) the related Obligor’s last quarter annualized Revenue is less than $20,000,000 calculated using the most recent financial information of such Obligor received by the Borrower (or otherwise available to the Borrower with respect to such Obligor) or (iii) the related Obligor breaches any financial covenant in the related Underlying Documents;

provided that the Facility Agent may, with the reasonable consent of the Borrower, include custom revaluation events other than those included in the definition of “Revaluation Event” as a condition of its approval of any Collateral Obligation, as noted in the related Approval Notice.

“Revenue” means, with respect to any Multiple of Recurring Revenue Loan, the definition of annualized recurring revenue used in the Underlying Instruments for each such Collateral Obligation, or any comparable definition for “Revenue,” “Recurring Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Collateral Obligation or if such comparable definition is not defined in such Underlying Instruments, the recurring revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor (and any of its parents or Subsidiaries that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication under GAAP)) as per the requirements of the related Underlying Instruments, and as approved by the Facility Agent in its sole discretion.

“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) April 17, ~~2023~~2025, or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and the Facility Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5, or (iii) the occurrence of an Event of Default; provided that, following the occurrence of an Event of Default, the Revolving Period can be reinstated (on the same terms and conditions (including, without limitation, clause (i) of this definition) and without the payment of any fees or other consideration not otherwise contemplated by the Transaction Documents) by the Facility Agent in its sole discretion~~; provided, further, that, notwithstanding the foregoing, the Revolving Period shall end on April 1, 2023 (or such later date upon an extension of the deadline for the listing of the Equityholder’s securities pursuant to the Equityholder’s Constituent Documents for which the Equityholder has provided evidence satisfactory to the Facility Agent) if the IPO Date fails to occur on or prior to April 1, 2023 (or such later date pursuant to the Equityholder’s Constituent Documents if the deadline for the listing of the Equityholder’s securities is extended by the Equityholder for which the Equityholder has provided evidence satisfactory to the Facility Agent)~~.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.

“Sanction Target” has the meaning set forth in Section 9.30.

“Sanctioned Countries” has the meaning set forth in Section 9.30.

“Sanctions” has the meaning set forth in Section 9.30.

“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request and each Reinvestment Request. Each such schedule shall identify the assets that will become Collateral Obligations, shall set forth such information with respect to each such Collateral Obligation as the Borrower or the Facility Agent may reasonably require and shall supplement any such schedules attached to previously-delivered Asset Approval Requests and Reinvestment Requests.

“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal, interest and/or unutilized/commitment fees (as applicable) in accordance with the terms of the related Underlying Instrument.

“Second Lien Loan” means any Loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the related Obligor other than a First Lien Loan with respect to the liquidation of such Obligor or the collateral for such Loan and (ii) is secured by a valid second priority perfected Lien to or on specified collateral securing the related Obligor’s obligations under the Loan, which Lien is not subordinate to the Lien securing any other debt for borrowed money other than a First Lien Loan on such specified collateral and any Permitted Liens.

“Secured Parties” means, collectively, the Collateral Agent, the Collateral Custodian, the Securities Intermediary, each Lender, the Administrative Agent, the Facility Agent, each other Affected Person, Indemnified Party and, to the extent the Borrower is a party to the related Hedging Agreement, Hedge Counterparty and their respective permitted successors and assigns.

“Securities Intermediary” means the Collateral Custodian, or any subsequent institution acceptable to the Facility Agent in its reasonable discretion that establishes and maintains the Accounts.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if the sum of Daily Simple SONIA and the SONIA Adjustment is less than 0%, SONIA shall be deemed to be 0% for purposes of this Agreement.

“SONIA Adjustment” means, for a period equal to three (3) months, 0.1193% per annum.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Revaluation Event” means the occurrence of any of the following with respect to any Collateral Obligation during the time such Collateral Obligation is Collateral:

(a) any Scheduled Collateral Obligation Payment or part thereof is unpaid more than two (2) Business Days beyond the grace period (if any) permitted by the related Underlying Instrument;

(b) an Insolvency Event occurs with respect to the Obligor thereof, unless the related Loan is a DIP Loan;

(c) a Responsible Officer of the Servicer or the Borrower has received written notice or has actual knowledge following reasonable inquiry that a default has occurred under the Underlying Instruments, any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments; or

(d) the Servicer determines, in its sole discretion, in accordance with the Servicing Standard, that all or a portion of such Collateral Obligation is not collectible.

“SR Lender” means each Lender that is either (i) itself subject to the EU Securitization Rules, or (ii) managed by an institution that is subject to the EU Securitization Rules and as such, is required to comply with the EU Securitization Rules.

“Standard & Poor’s” or “S&P” means S&P Global Ratings, an S&P Global business and any successor or successors thereto.

“Structured Finance Obligation” means any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or interests as have more than 50% of the ordinary voting power for the election of directors, managers or general partners, as applicable.

“Substituted Collateral Obligation” means, with respect to any Collection Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the Sale Agreement.

“Supported QFC” has the meaning set forth in Section 17.20.

“Tangible Net Worth” means, with respect to any Person, the consolidated assets minus the consolidated liabilities of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Target Portfolio Amount” means $ 862,500,000, as such amount shall be increased or decreased pro rata (or as otherwise agreed to by the Facility Agent in its sole discretion) in connection with any increase or decrease, as applicable, in the Facility Amount.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to an Advance in Dollars (other than an Advance bearing interest at the Alternate Base Rate), ~~the sum of (x)~~ the greater of (i) ~~0.25~~0.51% and (ii) the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the relevant Accrual Period, as such rate is published by the Term SOFR Administrator ~~plus (y) 0.26161% per annum~~.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Facility Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR” in this Section 1.1.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR as published by the Term SOFR Administrator.

“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Collateral Agent and Collateral Custodian Fee Letter, the Administrative Agent Fee Letter, each Fee Letter, the Account Control Agreement, the Master Participation Agreement, any Joinder prepared by the Servicer with respect to each Obligor. In no case, however, shall the Servicer be obligated hereunder to deliver such Obligor reports to the Facility Agent more than once per calendar month. Upon demand by the Facility Agent, the Servicer will provide such other information as the Facility Agent may request in connection with the EU Securitization Rules or may otherwise reasonably request with respect to any Collateral Obligation or Obligor (to the extent ~~reasonably~~ available to the Servicer ~~and provided that nothing in this Agreement shall require the Servicer, the Borrower and/or the Equityholder to comply with the Article 7 Transparency and Reporting Requirements unless mutually agreed upon by the Equityholder, the Facility Agent and/or any Lender that is subject to the EU Securitization Rules)~~; and

(ii) within 10 Business Days after each one-year anniversary of the date on which the related Collateral Obligation was acquired by the Borrower, updated Obligor Information for such Obligor.

(m) Reserved.

(n) Commingling. The Servicer shall not, and shall not permit any of its Affiliates to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Collection Account.

(o) Additional Creditors. If the Equityholder (or (i) any Subsidiary of the Equityholder (other than the Borrower) or (ii) special purpose entity formed after the Effective Date owned or sponsored in whole or in part by the Equityholder) finances any assets constituting a portion of the same underlying debt obligation as any Collateral Obligations with any Person other than Deutsche Bank AG (or any Affiliate or Subsidiary thereof) (such facility, an “Incremental Facility”), then the Servicer will (or will cause), at the request of the Facility Agent in its sole discretion, the execution of an intercreditor agreement in substantially the form attached hereto as Exhibit I (or in another form with substance reasonably satisfactory to the Facility Agent).

(p) Limited Liability Formalities. The Equityholder will adhere to the limited liability formalities of the Borrower in all transfers of assets and other transactions between the Equityholder and the Borrower. In general, the Equityholder observes the appropriate limited liability company formalities of the Borrower under Applicable Law.

(q) Indebtedness. The Servicer shall not create, incur, assume or suffer to exist any Indebtedness of the Servicer except for (i) Indebtedness incurred in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $2,500,000, (ii) Indebtedness under the CLO Securities and (iii) other Indebtedness owing to one or more of the members of the Silver Point Group in an aggregate principal amount at any time outstanding not to exceed $10,000,000. The Equityholder shall not and shall not permit any of its Subsidiaries to create, incur or assume any Indebtedness unless, immediately after giving effect thereto, the ratio of all Indebtedness of Equityholder and its Subsidiaries (determined on a consolidated basis) to the net worth of the Equityholder (calculated in accordance with GAAP) and its Subsidiaries (determined on a consolidated basis) does not exceed 200%; provided that (a) the CLO Securities shall be excluded from any calculation of Indebtedness of the Equityholder and its Subsidiaries (determined on a consolidated basis)

There is not now, nor will there be at any time in the future, any agreement or understanding between the Borrower and the Equityholder (other than as expressly set forth herein and the other Transaction Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

Section 9.28 Transaction Documents.

The Transaction Documents delivered, together with the Constituent Documents of the Borrower, to the Facility Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Adverse Claim. All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement and the Master Participation Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder.

Section 9.29 EEA Financial Institution.

The Borrower is not an EEA Financial Institution.

Section 9.30 Anti-Terrorism, Anti-Money Laundering.

(a) None of the Borrower nor, to the knowledge of the Borrower, any officer, employee or director acting on behalf of the Borrower, (i) is (~~i~~A) a comprehensively sanctioned country or territory, an organization, person or entity named on any sanctions list ~~of designated persons~~ administered or imposed by the U.S. Government including, without limitation, the Office of Foreign ~~Assets~~Asset Control (“OFAC”) list, or any other list maintained for the purposes of sanctions enforcement by any of the United Nations, the European Union, ~~Her~~His Majesty’s Treasury in the UK, Germany, Canada~~,~~ or Australia, ~~and any other country or multilateral organization with jurisdiction over the Borrower~~ (collectively, “Sanctions”~~; such person, a “Sanctioned Person”) or is~~), including but not limited to Cuba, Iran, Syria, North Korea, the occupied territories in the “Donetsk People’s Republic” region of Ukraine, the occupied territories in the “Luhansk People’s Republic” region of Ukraine, and the Crimean region of Ukraine, and for the purposes of this Agreement, Afghanistan and the occupied territories in the “Kherson” region of Ukraine, and the occupied territories in the “Zaporizhzhia” region of Ukraine (the “Sanctioned Countries”); (B) a Person that resides or is organized in any of the Sanctioned Countries or in any jurisdiction or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction or any Sanctioned Countries; or (C) owned 50% or more or otherwise controlled, directly or indirectly by, or acting on behalf of, one or more ~~such persons; (ii) a~~ Person ~~that resides or is organized in any country or territory~~

~~targeted under country-wide or territory- wide sanctions, which are, at the time of this Agreement, Cuba, Iran, Syria, North Korea, and the Crimea region in Ukraine (the “Sanctioned Countries”,~~ defined in either of the preceding clauses (A) or (B) (along with ~~Sanctioned~~ Persons defined in clauses (A) and (B), collectively, a “Sanction Target”); ~~or (iii)~~(ii) is a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iii) is not designated, and is not an entity that is organized under the laws of a jurisdiction designated, by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns. The Borrower is and, to the knowledge of the Borrower, each officer, employee or director acting on behalf of the Borrower is (and is taking no action which would result in any such Person not being) in compliance in all material respects with (a) all OFAC rules and regulations, ~~and~~ (b) ~~as applicable,~~ all United States of America, United Kingdom, United Nations, European Union, German, Canadian~~,~~ and Australian ~~and all other Sanctions~~sanctions, embargos and trade restrictions that the Borrower ~~or~~and (c) the Anti-Money Laundering Laws. In addition, ~~to~~ the ~~knowledge of~~described purpose (“trade related business activities”) does not include any kind of activities or business of or with any Person or in any country or territory that is subject to or the ~~Borrower,~~target of any ~~officer, employee or director acting on behalf~~sanctions administered by the U.S. Government, OFAC, the United Kingdom, the European Union, Germany, Canada, Australia or the United Nations Security Council (including the Sanctioned Countries) and does not involve commodities or services of a Sanctioned Country origin or shipped to, through or from a Sanctioned Country, or on vessels or aircrafts owned or registered by a Sanctioned Country, or financed or subsidized any of the ~~Borrower, is subject~~foregoing.

(b) The Borrower has complied, in all material respects, with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act (collectively, the “Anti-Money Laundering Laws”). The Borrower has not, in the past five years, received written notice or otherwise has actual knowledge of actions, suits, proceedings or investigations by any court, governmental, or regulatory agency pending or threatened against the Borrower, its directors, officers or employees or anyone acting on its behalf in relation to a breach of the Anti-Money Laundering Laws.

Section 9.31 Anti-Bribery and Corruption.

(a) The Borrower and, to the best of the Borrower’s knowledge, any director, officer, employee, or anyone acting on behalf of the Borrower has complied with applicable anti-bribery and corruption laws and regulations, including but not limited to the US Foreign and Corrupt Practices Act 1977, as amended, and the Bribery Act 2010 of the United Kingdom (the “Anti-Bribery and Corruption Laws”).

(b) The Borrower, any Person Controlling the Borrower, and any Person Controlled by the Borrower, to the best of the Borrower’s knowledge, have conducted their businesses in compliance with Anti-Bribery and Corruption Laws and have instituted and maintain policies and procedures reasonably designed to promote and ensure continued compliance with Anti-Bribery and Corruption Laws.

Section 10.15 Limitation on Investments.

The Borrower shall not form, or cause to be formed, any Subsidiaries other than REO Asset Owners; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Transaction Documents.

Section 10.16 Distributions.

(a) The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that so long as, in each case both before and immediately after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing (other than in the case of clause (C) below), the Borrower may make a distribution:

(A) of amounts paid to it pursuant to Section 8.3(a) on the applicable Distribution Date;

(B) of the proceeds of any Advance on the applicable Advance Date, but only if none of the proceeds from such Advance are needed to settle the acquisition of any Eligible Collateral Obligation;

(C) of any asset that the Facility Agent requires that the Borrower dispose of as provided in Section 10.29; and

(D) other than amounts paid to it pursuant to Section 8.3(a), during any Distribution Period, (1) of an aggregate amount of Principal Collections or proceeds of any Advance (excluding any such amounts to be applied to the acquisition of any Eligible Collateral Obligations) ~~that at any time prior to the IPO Date shall~~ not to exceed 25.0% of the daily average of the Aggregate Eligible Collateral Obligation Amount during the related Distribution Period, and (2) any Permitted RIC Distribution;

provided further that in the case of any distribution or payment under clause (D) of this Section 10.16(a), immediately after giving effect to such distribution or payment (i) each Collateral Quality Test is and will remain satisfied, (ii) the Minimum Diversification Condition is and will remain satisfied, and (iii) as certified in writing by Borrower and Servicer to the Administrative Agent (with a copy to each Lender and the Collateral Agent), sufficient proceeds remain for all payments to be made pursuant to Section 8.3(a)(ii) (other than clauses (H) (solely to the extent no amounts are due and payable to any Secured Party), (I) or (J) thereof) on the following Distribution Date.

(b) Prior to foreclosure by the Facility Agent upon any Collateral pursuant to Section 13.3(c), nothing in this Section 10.16 or otherwise in this Agreement shall restrict the Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Collateral Agent (at the written direction of the Facility Agent). The Borrower further agrees that it shall (or it shall cause the Servicer to) provide prompt notice to the Facility Agent of any misdirected or errant payments made by any Obligor with respect to any Collateral Obligation and direct such Obligor to make payments as required hereunder.

Section 10.20 Delivery of Collateral Obligation Files.

(a) The Borrower (or the Servicer on behalf of the Borrower) shall deliver to the Collateral Custodian (with a copy to the Facility Agent at the following e-mail addresses (for electronic copies): amit.patel@db.com, james.kwak@db.com, ~~erica.flor~~peter.sabino@db.com and ~~andrew.goldsmith@db.com~~christina.flowers@db.com and a copy to the Administrative Agent) the Collateral Obligation Files identified on the related Document Checklist promptly upon receipt but in no event later than three (3) Business Days after the related Funding Date; provided that any file-stamped document included in any Collateral Obligation File shall be delivered as soon as they are reasonably available (even if not within three (3) Business Days after the related Funding Date).

(b) The Borrower shall deliver the following: (i) all Asset Approval Requests to lenderfinance_collatreview@list.db.com, (ii) Monthly Reports delivered in connection with Section 8.5 to csg.india@db.com, abs.conduits@db.com, dbinvestor@list.db.com, amit.patel@db.com, james.kwak@db.com, ~~erica.flor~~peter.sabino @db.com and ~~andrew.goldsmith~~christina.flowers@db.com, (iii) requests or notices delivered in accordance with Sections 2.2, 2.4 or 8.3(b), to abs.conduits@db.com, lenderfinance_collatreview@list.db.com, amit.patel@db.com, james.kwak@db.com, ~~erica.flor~~peter.sabino @db.com and ~~andrew.goldsmith~~christina.flowers@db.com and (iv) obligor reports delivered in connection with Section 7.5(l) to gcrt.ratingrequests@db.com and lenderfinance_collatreview@list.db.com.

Section 10.21 Collateral Obligation Schedule.

As of the end of each March, June, September and December of each year, the Borrower shall deliver an update of the Collateral Obligation Schedule to the Facility Agent (with a copy to the Collateral Agent), certified true and correct by each of the Borrower and the Servicer.

Section 10.22 Risk Retention.

(a) For so long as any Obligations are outstanding and any Lender is subject to the EU Securitization Rules, the Equityholder represents and undertakes that: (A) the Equityholder reasonably believes it is an originator for the purposes of the EU Securitization Rules, and will hold and will retain on an on-going basis, a material net economic interest in the transaction contemplated by this Agreement, which shall not be less than ~~5~~5.0% of the aggregate nominal value of all the Collateral Obligations (the “Retained Economic Interest”) measured at the time of origination (being the occasion of each origination or acquisition of a Collateral

Obligation by the Borrower); (B) the Retained Economic Interest takes the form of a first loss tranche in accordance with paragraph (d) of Article 6(3) of the EU Securitization Regulation as in force on the Twelfth Amendment Effective Date, as represented by the Equityholder’s direct limited liability company interest in the Borrower; (C) the Equityholder holds and will directly retain 100% of the equity interests in the Borrower; (D) the aggregate capital contributions made by the Equityholder with respect to its equity interests in the Borrower shall represent at least 5.0% of the aggregate of the nominal value of all the Collateral Obligations measured at the time of origination as described in (A) above; (E) the Equityholder shall not, and it will procure that the Borrower shall not: (x) short, hedge or otherwise mitigate the credit risk arising from the Retained Interest; or (y) sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from the Retained Economic Interest, except (in each case) if and as permitted by the EU Securitization Rules; and (F) immediately following the settlement of each acquisition or origination of a Collateral Obligation by the Borrower, not less than 51% of all of the Collateral Obligations will be ~~Retention Holder~~Equityholder Collateral Obligations, with such proportion of ~~Retention Holder~~Equityholder Collateral Obligations being measured on the basis of the aggregate outstanding principal balance of the Collateral Obligations at such time and if at any time less than 51% of all of the Collateral Obligations are ~~Retention Holder~~Equityholder Collateral Obligations, the Equityholder shall, and shall procure that the Borrower will, only acquire or originate Collateral Obligations that qualify as ~~Retention Holder~~Equityholder Collateral Obligations until not less than 51% of all Collateral Obligations are ~~Retention Holder~~Equityholder Collateral Obligations; provided that a breach of this paragraph (a)(F) shall not be an Event of Default pursuant to Section 13.1 herein for a period of sixty (60) days from the date of a breach of this paragraph (a)(F).

(b) Each Monthly Report shall contain or be accompanied by a certification from the Equityholder containing a representation that it is, and has at all ~~of~~times been, in compliance with the ~~conditions~~obligations set forth in clause (a) above ~~are true and have been true~~ up to and on each date of the related Collection Period. The Equityholder shall provide, at its own cost and expense, to the Facility Agent and/or any SR Lender ~~that is subject to the EU Securitization Rules~~: (A) prompt written notice of any breach of the obligations set forth in clause (a) above; (B) at the request of any SR Lender, confirmation that all of the ~~conditions~~obligations set forth in clause (a) above continue to be complied with (x) in the event of a material change in the structure of the transaction contemplated by the Transaction Documents that could have a material impact on the performance of the ~~Collateral Obligations~~Advances or the risk characteristics of the Collateral Obligations and the Advances made with respect thereto; and (y) upon the occurrence of any Event of Default or becoming aware of any breach of the obligations contained in any Transaction Documents; and (C) all information, documents, reports and notifications that ~~any such entity requests~~the SR Lender(s) may require in connection with its obligations under the EU Securitization Rules, ~~but only to the extent the same is not~~including without limitation, any information, documentation, reports or notifications that the SR Lender(s) requires for the purposes of Article 5(1)(e) of the EU Securitization Regulation, in such form, in such manner and at such times as prescribed by the Article 7 Transparency and Reporting Requirements; provided, that the Equityholder shall only be required to provide notification of any significant event of the type specified by Article 7(1)(g) of the EU Securitization Regulation to the extent that a notification or report in respect of the relevant event has not otherwise been provided by any person pursuant to any other provision of any Transaction Document; provided further, that the Equityholder shall not be required to provide any information, documents, reports or notifications: (x) relating to any limited partners; (y) that is/are the subject ~~to contractually binding~~of contractual confidentiality requirements; or (z) that is/are subject to laws governing the protection of confidentiality of information and the processing of personal data (all such information, documents, reports and notifications being collectively referred to as “Restricted Information”), ~~or~~unless, if it is Restricted Information ~~and~~that cannot be anonymized or aggregated, and there is no existing confidentiality agreement permitting the disclosure of Restricted Information to the SR Lender(s), the Facility Agent and/or ~~any such~~the SR Lender(s) enters into a confidentiality agreement reasonably acceptable to the ~~Equityholder; provided that nothing in this Agreement shall require the Servicer, the Borrower and/or the~~ Equityholder ~~to comply~~, with ~~the Article 7 Transparency and Reporting Requirements unless mutually agreed upon by the Equityholder,~~respect to such Restricted Information, so that it can be furnished to the Facility Agent and~~/or any~~ the SR Lender ~~that is subject to the EU Securitization Rules (which agreement shall not be unreasonably withheld, delayed or conditioned by the Equityholder~~(s).

(c) The Equityholder represents and undertakes that: (A) its direct holding of the equity interests of the Borrower was duly approved in accordance with its governing documents and investment policies; and (B) acting through its investment advisor, Silver Point Specialty Credit Fund Management, LLC (the “Investment Manager”), the Equityholder established the transaction contemplated by the Transaction Documents by: (x) causing the formation of the Borrower as a wholly-owned subsidiary that is consolidated for accounting purposes; (y) approving the eligibility criteria for the origination and acquisition of Collateral Obligations; (z) determining the transaction structure and negotiating the Transaction Documents with the various transaction parties.

(d) The Equityholder: (A) was not established for, and does not operate for, the sole purpose of securitizing exposures; (B) has the capacity to meet its payment obligations consistent with a broader business enterprise, by virtue of which it does not rely solely or predominantly on (x) the Collateral Obligations or other assets securitized by it; or (y) the Retained Economic Interest or any other interest retained or proposed to be retained by it for purposes of the EU Risk Retention Requirement to be able to meet its payment obligations; and (C) has experienced decision makers to enable the Equityholder to pursue its established business strategy, as well as an adequate corporate governance structure.

(e) The Equityholder represents and undertakes that: (A) the ~~Retention Holder~~Equityholder Originated Collateral Obligations have been, and will continue to be, originated pursuant to a sound and well-defined criteria and clearly established processes for approving, amending, modifying, renewing and financing the Underlying Instruments related to such Collateral Obligations and the Equityholder has, and it shall maintain effective systems in place to apply those criteria and processes to ensure that such Underlying Instruments are granted and approved based on a thorough assessment of each Obligor’s creditworthiness; and (B) in relation to each ~~Retention Holder~~Equityholder Acquired Collateral Obligation and each other Collateral Obligation acquired by the Borrower, the Equityholder reasonably believes in light of the information available to it and subject to a reasonable standard of care, that the entity which was, directly or indirectly, involved in the Underlying Instruments which created the Collateral Obligations granted such Underlying Instruments pursuant to a sound and well-defined criteria and clearly established processes for approving, amending, modifying, renewing and financing the Underlying Instruments and it had effective systems in place to apply those criteria and processes to ensure that the Underlying Instruments were granted and approved based on a thorough assessment of the relevant Obligor’s creditworthiness.

(f) The Equityholder is, and will remain, ultimately responsible for, and retain discretion over, the actions of the Investment Manager and any actions taken by the Investment Manager in relation to the matters outlined in clause (c) above are taken for, and on behalf of, the Equityholder.

Section 10.23 Proceedings.

As soon as possible and in any event within three (3) Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral (taken as a whole), the Transaction Documents, the Collateral Agent’s interest in the Collateral, or the Borrower; provided that notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral (taken as a whole), the Transaction Documents, the Collateral Agent’s interest in the Collateral, or the Borrower in excess of $100,000 or more shall be deemed to be material for purposes of this Section 10.23.

Section 10.24 Officer’s Certificate.

On each anniversary of the date of this Agreement, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Facility Agent in its reasonable discretion, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment Lien searches satisfactory to the Facility Agent, that there is no other interest in the Collateral based on any tax or judgment Lien.

Section 10.25 ERISA.

(a) The Borrower will not become a Benefit Plan Investor at any time while any Obligations are outstanding.

(b) The Borrower will not take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 406(a)(1)(B) of ERISA or Section 4975(c)(1)(B) of the Code that would subject any Lender to any tax, penalty, damages, or any other claim for relief under ERISA or the Code.

Attention: Steve Garrett

Telephone: (843) 673-0162

Facsimile: (843) 676-8901

Email: steven.garrett@usbank.com

For all other notices and communications:

U.S. Bank National Association

8 Greenway Plaza, Suite 1100

Houston, Texas 77046

Attention: Global Corporate Trust – Specialty Credit Facility, LLC

Email: silverpointtrades@usbank.com

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

Trust and Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

Attention: Project Finance Agency Account Manager, Specialty Credit Facility, LLC (SCF I)

Facsimile: 646 961-3317

Email: add agency.gls@db.com / Dorothy.Crews@db.com / Melissa.Sadler@db.com / Randy.Kahn@db.com / deisilania.gomes@db.com

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Facility Agent

1 Columbus Circle

New York, New York 10019

Attention: Asset Finance Department

Email: amit.patel@db.com, james.kwak@db.com, ~~erica.flor~~peter.sabino@db.com and

~~andrew.goldsmith~~christina.flowers @db.com

DEUTSCHE BANK AG, NEW YORK BRANCH,

as a Lender

1 Columbus Circle

New York, New York 10019

Attention: Asset Finance Department

Email: amit.patel@db.com, james.kwak@db.com, ~~erica.flor~~peter.sabino@db.com and ~~andrew.goldsmith~~christina.flowers@db.com

Annex B

Lender	Commitment
Deutsche Bank AG, New York Branch	$	~~75,000,000~~37,500,000
TIAA, FSB	$	~~75,000,000~~37,500,000
Customers Bank	$	~~50,000,000~~25,000,000
Total	$	~~200,000,000~~100,000,000

B-1